Exhibit (k)(1)
ADMINISTRATION AGREEMENT
BETWEEN
BLUE OWL ALTERNATIVE CREDIT FUND
AND
BLUE OWL ALTERNATIVE CREDIT ADVISORS II LLC
This Agreement ("Agreement") is made as of March 7, 2025 by and between BLUE OWL ALTERNATIVE CREDIT FUND, a Delaware statutory trust (the "Fund"), and BLUE OWL ALTERNATIVE CREDIT ADVISORS II LLC, a Delaware limited liability company (the "Administrator").
WHEREAS, the Fund is a closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act");
WHEREAS, the Fund desires to retain the Administrator to provide administrative services to the Fund in the manner and on the terms hereinafter set forth; and
WHEREAS, the Administrator is willing to provide administrative services to the Fund on the terms and conditions hereafter set forth.
NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Fund and the Administrator hereby agree as follows:
1)    Duties of the Administrator.
a)    Employment of Administrator. The Fund hereby employs the Administrator to act as administrator of the Fund, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Trustees of the Fund (the "Board"), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator and such others shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.
b)    Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary or appropriate for the operation of the Fund. Without limiting the generality of the foregoing, the Administrator shall provide the Fund with office facilities, equipment, clerical, bookkeeping and record keeping services and such other services, including accounting, legal, compliance, operations, technology and investor relations assistance, as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Fund, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, in its capacity as Administrator pursuant to this

Agreement, provide any advice or recommendation relating to the securities and other assets that the Fund should purchase, retain or sell or any other investment advisory services to the Fund. The Administrator shall be responsible for the financial and other records that the Fund is required to maintain and shall prepare, print and disseminate reports to shareholders, and reports and other materials filed with the Securities and Exchange Commission (the "SEC"). In addition, the Administrator will assist the Fund in determining and publishing (as necessary or appropriate) the Fund's net asset value, overseeing the preparation and filing of the Fund's tax returns, and generally overseeing the payment of the Fund's expenses and the performance of administrative and professional services rendered to the Fund by others. The Administrator may delegate responsibilities under this Agreement to one or more sub-administrators.
2)    Records. The Administrator agrees to maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Administrator hereunder and will maintain and keep such books, accounts and records in accordance with the Investment Company Act. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Fund pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.
3)    Confidentiality. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P of the SEC), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.
4)    Compensation; Allocation of Costs and Expenses. In full consideration of the provision of the services of the Administrator, the Fund shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder, it being understood and agreed that, except as otherwise provided herein or in that certain Investment Advisory Agreement, by and between the Fund and the Administrator (the Administrator, in its capacity as adviser pursuant to the Investment Advisory Agreement, the "Adviser"), as amended from time to time (the "Advisory Agreement") or in any other related agreement, written arrangement or set of policies, the Administrator shall be solely responsible for the compensation of its employees and overhead expenses of the Administrator. The Fund will bear all other costs and expenses of its operations, administration and transactions, including (without limitation): the cost of its organization and any of its offerings, including public and private offerings; the cost of calculating its net asset value, including the cost of any third-party valuation services; the cost of effecting any sales and repurchases of the shares of beneficial interest of the Fund and other securities; fees and expenses payable under any dealer manager agreements, if any, and any selling agent or selected dealer agreements, if any; interest, fees, debt service and other costs of borrowings, guarantees or other financing arrangements, including the arranging thereof and related legal expenses; all fees, costs and expenses of any loan servicers and other service providers and of any custodians, lenders, investment banks and other financing sources; costs of derivatives and hedging; expenses, including travel, entertainment, lodging and meal expenses, incurred by the Adviser, or members of the Investment Team (defined below), or payable to third parties, in evaluating, developing, negotiating, structuring and performing due diligence on prospective portfolio investments and portfolio companies, including such expenses related to potential investments that were not consummated, and, if necessary, enforcing the Fund's rights; escrow agent, transfer agent and custodial fees and expenses; fees and expenses associated with marketing efforts; federal and state registration fees, any fees payable to rating agencies; federal, state and local taxes; independent trustees' fees and expenses, including travel, entertainment, lodging and meal expenses and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the independent trustees; costs of preparing financial statements and maintaining books and records and filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including registration fees, and the compensation of professionals responsible for the preparation of the foregoing; the costs of any reports, proxy statements or other notices to shareholders (including printing and mailing costs), the costs of any shareholder or trustee meetings and the compensation of personnel responsible for the preparation of the foregoing and related matters; commissions and other compensation payable to brokers or dealers; research and market data; fidelity bond, trustees and officers errors and omissions liability insurance and other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone and staff; fees and expenses associated with independent audits, outside legal and consulting costs; costs of winding up; costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Fund's assets for tax or other purposes; extraordinary expenses (such as litigation or indemnification); and costs associated with reporting and compliance obligations under the Investment Company Act and Investment Advisers Act of 1940, as amended, and applicable federal, state and non-U.S. securities laws. Notwithstanding anything to the contrary contained herein, the Fund will bear its allocable portion of the Administrator's overhead in performing its obligations under this Agreement, including rent and the allocable portion of the costs of the compensation, benefits and related administrative expenses (including travel expenses) of the Fund's officers who provide legal, compliance, finance, operations, accounting, information technology, tax, and administrative services hereunder, their respective staffs and other professionals who provide services to the Fund (including, in each case, employees of the Adviser or an affiliate) who assist with the preparation, coordination, administration and/or provision of the foregoing or provide other "back office" or "middle office" financial, operational, administrative or other services to the Fund. Notwithstanding anything to the contrary contained herein, the Fund shall reimburse the Adviser (or its affiliates) for an allocable portion of the compensation paid by the Adviser (or its affiliates) to such individuals (based on a percentage of time such individuals devote, on an estimated basis, to the business affairs of the Fund and in acting on behalf of the Fund and such individual's salary, benefits and bonus).
5)    Limitation of Liability of the Administrator; Indemnification. The Administrator (and its members, managers, officers, employees, agents, controlling persons and any other person or entity affiliated with the Administrator) shall not be liable to the Fund for any action taken or omitted to be taken by the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including its sole member) in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an administrator of the Fund with respect to the receipt of compensation for services), and the Fund shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including its general partner or managing member, each of whom shall be deemed a third party beneficiary hereof) (collectively, the "Indemnified Parties") and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Administrator's duties or obligations under this Agreement or otherwise as an administrator of the Fund. Notwithstanding the preceding sentence of this Section 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of the Administrator's duties or by reason of the reckless disregard of the Administrator's duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).
6)    Activities of the Administrator. The services of the Administrator to the Fund are not to be deemed to be exclusive, and the Administrator and each of its affiliates is free to render services to others. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Administrator and its affiliates, as trustees, officers, members, managers, employees, partners, stockholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and stockholders of the Administrator and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.
7)    Duration and Termination of this Agreement.
a.    This Agreement shall continue in effect for two (2) years from the date hereof, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by:
i.    the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund; and
ii.    the vote of a majority of the Fund's trustees who are not parties to this Agreement or "interested persons" (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.
b.    The Agreement may be terminated at any time, without the payment of any penalty, on sixty (60) days' written notice, by the vote of a majority of the outstanding voting securities of the Company, or by the vote of the Board or by the Administrator.
c.    This Agreement may not be assigned by a party without the consent of the other party; provided, however, that the rights and obligations of the Fund under this Agreement shall not be deemed to be assigned to a newly formed entity in the event of the merger of the Fund into, or conveyance of all of the assets of the Fund to, such newly formed entity; provided, further, however, that the sole purpose of that merger or conveyance is to effect a mere change in the Fund's legal form into another limited liability entity. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Administrator shall be entitled to any amounts owed under Section 4 through the date of termination or expiration, and Section 5 shall continue in force and effect and apply to the Administrator and its representatives as and to the extent applicable.
8)    Amendments of this Agreement. This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.
9)    Governing Law. This Agreement shall be governed by, construed in accordance with the laws of the State of Delaware and in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.
10)    Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.
11)    Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office, or alternatively shall be given by email to the Secretary or Chief Compliance Officer of the respective party.

12)    No Waiver. The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.
13)    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
14)    Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BLUE OWL ALTERNATIVE CREDIT FUND

By:	/s/ Ivan Zinn

Name: Ivan Zinn

Title: President and Chief Executive Officer

BLUE OWL ALTERNATIVE CREDIT ADVISORS II LLC

By:	/s/ Neena Reddy

Name: Neena Reddy

Title: General Counsel and Secretary
[Signature Page to Administration Agreement]